                                  PREMCOR INC.
                              8182 MARYLAND AVENUE
                                    SUITE 600
                               ST. LOUIS, MO 63105

                                                                January 31, 2002

Mr. Ezra C. Hunt
201 Woodward Boulevard
Tulsa, Oklahoma 74114

Dear Mr. Hunt:

     This letter agreement (the "Agreement") confirms our understanding and agreement with respect to your termination of employment with Premcor Inc. ("Premcor"), The Premcor Refining Group (the "Company"), and their affiliates as follows:

     1. Termination Of Employment. Effective as of January 31, 2002 (the "Termination Date"), your employment with the Company and its affiliates shall terminate. You hereby resign, effective as of the Termination Date, from any other positions that you hold with the Company and any of its affiliates (including, without limitation, membership on any Board of Directors or committee thereof). The termination of your employment with the Company hereunder shall be treated as having occurred pursuant to section 8(c) of your employment agreement with the Company dated February 26, 2001 (the "Employment Agreement"). Therefore, in accordance with, and in full satisfaction of, the Employment Agreement, the Company will pay or provide to you all of the payments and benefits to which you are entitled pursuant to and in accordance with
Section 8(c)(iii) of the Employment Agreement (the payments and benefits to be paid and provided pursuant to such section, the "Severance Benefits"), which are as follows:

          a. (i) Your accrued but unpaid Base Salary (as defined in the Employment Agreement) through the Termination Date; (ii) any annual bonus earned but unpaid as of the Termination Date for any previously completed calendar year; and (iii) reimbursement for any unreimbursed business expenses properly incurred by you in accordance with Company policy prior to the Termination Date; and

          b. Subject to your continued compliance with the provisions of Section 9 of the Employment Agreement, you shall receive in cash an aggregate amount equal to $1,500,000 (such amount is equal to two times the sum of (i) your current Base Salary of $375,000 and (ii) your annual target bonus of 100% of Base Salary), which amount shall be payable in accordance with normal payroll practices of the Company in substantially equal installments over the 24 month period following the Termination Date; provided that the aggregate amount described in this clause (ii) shall be reduced by the present value of any other cash severance or termination benefits payable to you under any other plans, programs or arrangements of the Company or its affiliates; and

          c. The Company, at its expense, shall provide you with reasonable job relocation counseling services of a firm chosen from time to time by you, for a period not to exceed 18 months after the Termination Date; and

          d. The Company shall maintain in full force and effect, for your continued benefit, until the earlier of (i) one year after the date of the termination of your employment or (ii) your commencement of full time employment with a new employer, all life insurance, medical, dental, health and accident and disability plans, programs or arrangements in which you were entitled to participate immediately prior to the Termination Date at a cost to you no greater than you paid while employed by the Company, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that the your participation is barred, the Company shall arrange to provide you, at the Company's expense, with benefits substantially similar to those which you are entitled to receive under such plans, programs or arrangements, or pay cash in an amount after tax sufficient to enable you to purchase substantially similar coverage for a one year period on an individual basis, at a cost to you no greater than you paid while employed. In the case of your commencement of full time employment with a new employer within the one year period, the Company agrees to make up any differential in benefits between what you would have received from the Company in the one year period and what you received from your new employer, so that you are ensured of receiving the same benefits which you would have been entitled to receive from the Company had your employment with the Company continued for the one year period at a cost to you no greater than you paid while employed.

     2. Additional Benefits. In addition to the Severance Benefits to which you are entitled under the Employment Agreement as described in Section 1 above, the Company shall provide you with the following additional benefits (the "Additional Benefits"):

          a. As of the Termination Date, notwithstanding the provisions of the applicable stock option agreement granted under the Premcor Inc. 1999 Stock Incentive Plan (the "Premcor Plan"), your time vesting option to purchase 60,000 shares of common stock of Premcor ("Common Stock") shall become vested with respect to one-third of the shares of Common Stock subject thereto (20,000 shares) and shall remain subject to the terms and conditions of the Premcor Plan and your nonqualified stock option agreement with Premcor pursuant to such Plan, with the following modifications:

               (i) Such time option will expire either (x) 190 calendar days after the closing date of an initial public offering of the Company's Common Stock, if such closing date occurs prior to December 31, 2002, or (y) if no initial public offering of the Company's Common Stock closes prior to December 31, 2002, then as of the close of business on December 31, 2002. All such options shall be exercisable until the applicable expiration date as determined in this clause (i), above; and

               (ii) Premcor waives its call rights with respect to such options.

          b. You hereby acknowledge that your performance vesting option to purchase 60,000 shares of Common Stock is not exercisable and terminates effective as of the Termination Date.

     3. Employment Agreement/Gross-Up. The Employment Agreement will be terminated as of the Termination Date and will thereafter be of no further force or effect, except that section 8(f) of the Employment Agreement (providing for a gross-up payment upon the incurrence of certain excise taxes) and Sections 9 and 10 of the Employment Agreement (providing for your agreement to be bound by certain restrictive covenants) shall be included herein by reference as if it were part of this Agreement.

     4. General Release. As a condition of your receipt of the benefits described in Section 2 above, you shall execute the General Release, attached hereto as Appendix A, you shall execute the Lock-Up Agreement addressed to Morgan Stanley & Co. Incorporated in connection with the Company's proposed initial public offering, in the form attached hereto as Appendix B, and you are agreeing to the covenants contained herein; provided that you will not be entitled to the Severance Benefits or the Additional Benefits if you revoke this Agreement as described in subsection (d) of Appendix A.

     5. Covenants.

          a. You agree and acknowledge that you are bound, and will continue to be bound, by the restrictive covenants set forth in Sections 9 and 10 of the Employment Agreement.

          b. You agree to give Premcor and its new chief executive officer your reasonable business cooperation and assistance in facilitating the transition of Premcor leadership from you to the new chief financial officer, as reasonably requested during the period commencing on the Termination Date and ending February 28, 2002 (the "Cooperation Period"). For providing such cooperation and assistance from the Termination Date through February 28, 2002, which shall be on a regular basis, you will continue to receive your Base Salary only as compensation. The Company will reimburse you for reasonable expenses incurred in cooperating with and assisting the Company and its chief executive officer, upon presentation of appropriate documentation. You shall at all times during the Cooperation Period be an independent contractor with respect to the Company, and the Company shall not withhold or deduct from any amounts payable under this
     Section 5(b) any amount or amounts in respect of income taxes or other employment taxes of any other nature on your behalf. Under no circumstances shall you, in your capacity as a independent contractor, have or claim to have power of decision hereunder in any activity on behalf of the Company or any of its affiliates, have the power or authority hereunder to obligate, bind or commit Premcor in any respect, direct the work of any employee of the Company or any of its affiliates or make any management decisions on behalf of the Company or any of its affiliates. The Company shall not, with respect to your cooperation and assistance, exercise or have the power to exercise such level of control over you as would indicate or establish that a relationship of employer and employee exists between you and The Company.

          c. You agree not to make any derogatory comments, whether verbally or in writing, regarding Premcor, the Company or any of their affiliates, or any officers, directors, employees, stockholders or affiliates thereof (other than as required by law). The Company agrees to direct its officers and directors not to make any derogatory comments about you, whether verbally or in writing (other than as required by law). You agree not to, directly or indirectly, make any statement or release any information, or encourage others to make any statement or release any information that may reasonably be expected to embarrass or criticize the Company or any of its affiliates or shareholders (other than as required by law). The Company agrees to direct its officers and directors not to, directly or indirectly, make any statement or release any information, or encourage others to make any statement or release any information that may reasonably be expected to embarrass or criticize you (other than as required by law).

          d. The Company and you acknowledge and agree that the remedies available to the Company or you, as applicable, at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and, in recognition of this fact, the Company and you agree that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company or you, as applicable, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order or permanent injunction or any other equitable remedy that may be available. In addition, if you materially breach any of the provisions of this Section 5, the Company will have no obligation to make any further payments or provide any benefits under this Agreement (including, without limitation, the monetary consideration required to be paid and benefits required to be provided, pursuant to Section 2 of this Agreement).

     6. Return of Property to the Company. All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including items stored in computer memories, on microfilm or by other means, made or compiled by you, or made available to you relating to the Company or its affiliates or its business, excluding documentation you received as a participant in any employee benefit plan or arrangement of the Company, are and shall remain the property of the Company and shall be delivered to the Company promptly upon the execution of this Agreement.

     7. Governing Law. This Agreement will be governed, construed and interpreted under the laws of the State of New York, without regard to conflicts of laws principles.

     8. Legal Fees. The Company shall pay you all reasonable legal and professional fees and expenses you incur in seeking to obtain or enforce any right or benefit provided by this Agreement, if you are successful in obtaining such right or benefit, as determined by an arbiter in accordance with Section 10 below.

     9. Arbitration. Disputes arising from the operation of this Agreement shall be resolved by arbitration, other than disputes arising under Section 5(a) and actions for equitable relief as provided in Section 5(d). In the event that any dispute which shall be resolved by arbitration, is not able to be resolved by mutual agreement of the parties within sixty calendar

(60) days of the giving of such notice, you and the Company hereby agree to promptly submit such a dispute to binding arbitration in New York, New York in accordance with New York law and the rules and procedures of the American Arbitration Association. Disputes arising under Section 6 of this Agreement shall be litigated in New York, New York and any action with respect to the arbiter or the arbitration process (including, but not limited to, the enforcement of the arbiter's decision) shall be brought in New York, New York. Any judgment from a court in New York may, thereafter, be filed in any other court having jurisdiction.

     10. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law.

     11. No Mitigation. You shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and any such employment shall not mitigate the Company's obligations hereunder.

     12. Binding Agreement/Successors. This Agreement shall enure to the benefit of and be binding upon you and your heirs, executors, administrators and other legal personal representatives and upon the Company and its successors and assigns, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by you (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder. In the event of your death, any amounts owed to you under this Agreement shall be paid to your estate.

     13. Entire Agreement/Counterparts. This constitutes the entire agreement between the parties, and specifically supersedes all agreements and understandings between the parties (including, without limitation, the Employment Agreement between you and the Company, except as provided in Section 3 above), other than under existing stock option agreements as modified herein, any director and officer liability insurance maintained for you by the Company, and any existing stockholders' agreement between you and the Company or Premcor. It may not be modified or changed except by written instrument executed by all parties. This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.

     If this letter correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature.

                                            Very truly yours,

                                            The Premcor Refining Group.


                                            By: /s/ Jeffry N. Quinn
                                               ----------------------------
                                            Name:  Jeffry N. Quinn
                                            Title: Executive Vice President

Reviewed, approved and agreed:


/s/ Ezra C. Hunt
-----------------------------
Ezra C. Hunt

                                   APPENDIX A

                                 General Release

     a. For and in consideration of the Severance Benefits and the Additional Benefits, you hereby agree on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors, to, and you do hereby, fully and completely forever release the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the "Releasees"), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to you, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by you, including, without limitation, in connection with or in relationship to your employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates; provided that such released claims shall not include any claims to enforce your rights under, or with respect to, this Agreement any applicable stock option agreement, any subscription or stockholders' agreement and indemnification provisions in the Company's by-laws (such released claims are collectively referred to herein as the "Released Claims").

     b. Notwithstanding the generality of clause (a) above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney's fees, costs, expenses and all claims for any other type of damage or relief.

     C. THIS MEANS THAT, BY SIGNING THIS AGREEMENT, YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE RELEASEES UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

     d. You represent that you have read carefully and fully understand the terms of this Agreement, and that you have been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Agreement. You acknowledge that you are executing this Agreement voluntarily and knowingly and that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Agreement, other than those set forth in this Agreement. You acknowledge that you have been given at least twenty-one days to consider whether you want to sign this Agreement and that the Age Discrimination in Employment Act gives you the right to revoke this Agreement within seven (7) days after it is signed, and you understand that you will not receive any payments due you under this Agreement until such seven (7) day revocation period (the "Revocation Period") has passed and then, only if you have not revoked this Agreement. To the extent you have executed this Agreement within less than twenty-one (21) days after its delivery to you, you hereby acknowledge that your decision to execute this Agreement prior to the expiration of such twenty-one
(21) day period was entirely voluntary.


                                                /s/ Ezra C. Hunt
                                                -----------------------------
                                                Ezra C. Hunt